Exhibit 99.1

         Embrex Reports Second Quarter 2004 Financial Results

    RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--Aug. 3,
2004--Embrex(R), Inc., The In Ovo Company(R), (NASDAQ: EMBX) today announced financial results for the second quarter ended June 30, 2004.

    Highlights

    -- Second quarter 2004 gross profit up 3% compared to the similar period in 2003

    -- 2004 revenues for first six-months of $23.7 million increased $0.7 million or 3% compared to first six-months of 2003

    -- Device revenues for the first six-months increased 4% primarily due to new machine placements for Inovoject(R) and Egg Remover(R)

    -- Other income decreased $3.8 million from the first half of 2003, primarily attributable to the $5.0 million financial settlement less legal expenses of $1.2 million associated with Fort Dodge Animal Health in the first half of 2003

    -- Established subsidiary in Mexico to address the world's fourth largest poultry market

    -- Embrex reconfirms pre-tax profit guidance of $5.1 million to $6.5 million, but raises target to the middle of the range rather than the lower end as previously reported



                        Financial Summary Table
                             Embrex, Inc.
      Condensed Consolidated Statements of Operations (Unaudited)
                (In thousands except per share amounts)

                                      Three Months       Six Months
                                      Ended June 30     Ended June 30
                                   ----------------- -----------------
                                      2004     2003     2004     2003
                                   -------- ----------------- --------
Revenues                           $11,727  $12,113  $23,683  $23,011
Cost of revenues                     4,774    5,333    9,610    9,486
                                   -------- -------- -------- --------
Gross profit                         6,953    6,780   14,073   13,525
Operating expenses                   5,546    4,506   10,942    9,667
Other income                            97    3,784      129    3,889
                                   -------- -------- -------- --------
Income before taxes                  1,504    6,058    3,260    7,747
Income tax expense                     698    2,173    1,345    2,587
                                   -------- -------- -------- --------
Net income                            $806   $3,885   $1,915   $5,160
                                   ======== ======== ======== ========
Net income per share of Common
 Stock:
  Basic                              $0.10    $0.48    $0.24    $0.63
  Diluted                            $0.10    $0.46    $0.23    $0.62
No. of shares used in per
share calculation:
  Basic                              7,960    8,143    7,997    8,194
  Diluted                            8,268    8,379    8,308    8,381
----------------------------------------------------------------------


    Results for Second Quarter 2004

    For the quarter ended June 30, 2004, consolidated revenues were $11.7 million, a 3% decrease compared to consolidated revenues of $12.1 million for the second quarter of 2003.
    Product sales increased 37% or $0.2 million in the second quarter of 2004 compared to the same period in 2003. For the second quarter of 2004 device lease fees, a component of device revenues, generated 6% or $0.6 million more than the second quarter of 2003. These recurring fees generally contribute more than 90% of device revenues. Device revenues also include device sales, which tend to be sporadic in nature and which decreased $1.1 million in the second quarter of 2004 compared to the second quarter of 2003. Overall, device revenues totaled $11.1 million for the second quarter of 2004 compared to $11.6 million for the same period in 2003, representing a 5% decrease year over year.
    Second quarter 2004 gross profit was $7.0 million, up $0.2 million compared to the same period a year ago. This is primarily due to a change in Embrex's product mix as well as lower costs related to servicing its devices.
    Operating expenses were up 23% to $5.5 million in the second quarter of 2004 compared to $4.5 million during the same period in 2003 primarily due to increases in general and administrative ("G&A") expenses.
    G&A expenses were $2.3 million for the second quarter of 2004, up $1.1 million or 96% compared to the same period of 2003. The increase in G&A expenses from 2003 was primarily due to a $0.6 million increase in legal fees. This increase was caused by the second quarter 2003 reclassification of $1.2 million of Fort Dodge litigation fees from G&A operating expense to "other income". The reclassification matched the cost of the litigation with the $5.0 million settlement received from Fort Dodge. The remaining $0.5 million increase is related to increases in staff-related expenses and the start-up of Embrex Poultry Health, higher premiums due to increased insurance coverage and patent-related legal fees that were previously recorded as research and development expense.
    Second quarter Sales & Marketing operating expenses remained essentially unchanged at $0.7 million from 2003 to 2004.
    Research and development ("R&D") expenses remained nearly the same at $2.6 million for both the second quarter of 2003 and 2004. Embrex continues to manage its R&D effort to leverage its "know-how," patent position, market presence, and expenditures.
    Income taxes totaled $0.7 million for second quarter 2004, a $1.5 million decrease from $2.2 million for the same period in 2003. However, the effective tax rate for 2004 second quarter was 46% compared to the 36% effective tax rate for second quarter 2003. The income tax expense was $1.5 million higher in the second-quarter 2003 due to the method used to record the potential tax liability related to the $5.0 million Fort Dodge settlement during the second quarter of 2003. The effective tax rate for second quarter 2004 increased over the same period of 2003 due to the recognition of deferred tax assets in 2003. In addition, losses in certain international operations and foreign withholding taxes are contributing to the higher effective tax rate.
    Consolidated net income for the second quarter of 2004 decreased to $0.8 million, $3.1 million lower than 2003 net income of $3.9 million. Diluted earnings per share were $0.46 for second quarter 2003 and $0.10 for the same period in 2004. This decrease in net income in 2004 is primarily attributable to the $5.0 million legal settlement net of $1.2 million of expenses and $1.7 million of estimated taxes with Fort Dodge that occurred during the second quarter of 2003. Operating expense increases of $1.0 million along with an increase in the effective tax rate contributed to the remaining decrease in net income.

    Results of First Six-Months of 2004

    Consolidated revenues totaled $23.7 million for the first half of 2004, representing an increase of 3% over 2003 first half revenues of $23.0 million. Device revenues amounted to $22.6 million for the first half of 2004, an increase of 4% over 2003 first half revenues of $21.7 million. Most of the device revenue increase was attributable to a 6% increase in recurring device fees. The device fee revenue increase was partially offset by a 27% decrease in device sales. A 20% decrease in product revenue, consisting primarily of Bursaplex(R) sales partially offset the device revenue increases. The increase in device fee revenues contributed to a 4% increase in first-half 2004 gross profit of $14.1 million from $13.5 million for the same period in 2003.
    Consolidated gross margin for the first six months of 2004 remained unchanged from 2003 at 59%.
    Consolidated operating expenses amounted to $10.9 million for the first half of 2004 versus $9.7 million for the first half of 2003. G&A expenses were $1.6 million higher during the first half of 2004 due primarily to the reclassification of $1.2 million of Fort Dodge legal expenses from G&A to "other income" which occurred in the first six-months of 2003. Sales and marketing expenses decreased $0.2 million from $1.5 million in the first half of 2003 to $1.3 million for the same period of 2004. Research and development expenses decreased $0.1 million as well, to $4.8 million for the first half of 2004.
    The effective tax rate of 33% during the first half of 2003 increased to 41% for the first half of 2004. The increase in the effective tax rate is primarily due to the recognition of deferred tax assets in 2003. Additionally, losses in certain international operations and foreign withholding taxes are contributing to the higher effective tax rate. Other income decreased $3.8 million from the first half of 2003, primarily attributable to the $5.0 million financial settlement less legal expenses of $1.2 million associated with Fort Dodge in the first half of 2003. This resulted in a net income of $5.2 million for the first half of 2003, which decreased 63% to $1.9 million for the same period in 2004. Diluted net income per common share was $0.23 for the first six months of 2004 based on 8.3 million average shares outstanding, compared to diluted net income per common share of $0.62 based on 8.4 million average shares outstanding in the first half of 2003. The 2003 net income includes $2.1 million, or $0.24 per share attributable to the Fort Dodge settlement.
    Embrex uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. Embrex believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about its financial performance. In compliance with the Securities and Exchange Commission's Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below.
    EBITDA decreased $4.2 million to $6.1 million for the first half of 2004 from $10.3 million during the same period of 2003. At June 30, 2004, cash and cash equivalents totaling $7.7 million were $1.9 million lower than the $9.6 million on hand at December 31, 2003. This was principally due to $5.0 million of capital investment to complete the Embrex Poultry Health biological manufacturing facility and to purchase additional devices and other equipment. In addition, $2.9 million was used to repurchase shares of Embrex's common stock, $0.9 million was used to pay down its line of credit, and $0.5 million was invested in patents and goodwill. These were partially offset by $4.8 million of cash provided by operations, $0.5 million received in connection with the exercise of stock options, and $2.4 million received from the construction loan financing the Embrex Poultry Health biological manufacturing facility.
    "The balance that we continue to build in our business through our product and device lines, international expansion, as well as continued discipline managing input costs, has allowed us to weather fairly challenging market and industry conditions during the second quarter and first half of 2004," said Randall Marcuson, President and Chief Executive Officer of Embrex. "This is demonstrated by the $600,000 increase in our recurring devices revenue, the foundation of our business. It is driven largely by growth in Latin America and North America, more than offsetting the ongoing problems in Asia caused by continued outbreaks of avian influenza. We believe our capability continues to strengthen as evidenced by our expansion into Mexico via our wholly owned subsidiary, commercial availability of Newplex(TM) in ovo Newcastle vaccine in Jordan and registration in Peru, and completion of our Inovocox(TM) manufacturing facility. Consequently, based on our performance for the first half of 2004, we are revising our full-year pre-tax guidance from the lower end of the previously communicated range of $5.1 million to $6.5 million to the middle of the range, or $5.7 million to $6.0 million."
    Embrex's management, led by Mr. Marcuson, will discuss second-quarter financial results in a conference call on August 4 at 11:00 AM ET. To join the conference call, dial (877) 866-3175 (domestic and Canada), or (706) 679-7358 (international), identify Randall Marcuson as the conference leader, and provide conference identification number 8897611.
    The live conference call will be publicly available online at www.embrex.com. Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from 2 p.m. ET August 4 to midnight ET August 18, by dialing 800-642-1687 (domestic and Canada), or (706) 645-9291 (international), conference ID 8897611. A replay of the call can also be accessed via the company's website using the same instructions as above for the live webcast.

    About Embrex

    Embrex, Inc., The In Ovo Company(R), headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today's global poultry industry. The company's unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the company web site at www.embrex.com.
    The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets. These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the U.S. and globally, competition arising in the United States, possible decreases in production by our customers, avian disease outbreaks in Embrex's markets, market acceptance and cost of expansion in new geographic markets and with new products, including the Company's ability to penetrate new markets and the degree of market acceptance of new products, the complete commercial development of potential future products on a cost effective basis, including Gender Sort and Inovocox, and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company's financial results, is included in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.
    Embrex(R), Bursaplex(R), Newplex(TM), Inovoject(R), Inovocox(TM), Egg Remover(R), Vaccine Saver(R), and The In Ovo Company(R) are trademarks of Embrex, Inc.

    Financial Tables Follow

    Please see Embrex's Form 10-Q filed with the SEC for detailed GAAP financial statements.


                 Consolidated Statement of Operations
               (In thousands except per share amounts)

                                      Three Months       Six Months
                                       (unaudited)       (unaudited)
                                      Ended June 30,    Ended June 30,
                                   ----------------- -----------------
                                      2004     2003     2004     2003
                                   -------- -------- -------- --------

Revenues
   Device revenues                 $11,052  $11,579  $22,553  $21,690
   Product sales                       560      409      852    1,062
   Other revenue                       115      125      278      259
                                   -------- -------- -------- --------
Total revenues                      11,727   12,113   23,683   23,011

Cost of device revenues and
 product sales                       4,774    5,333    9,610    9,486
                                   -------- -------- -------- --------

Gross profit                         6,953    6,780   14,073   13,525
Operating expenses:
   General & administrative          2,302    1,174    4,854    3,256
   Sales & marketing                   689      724    1,334    1,501
   Research & development            2,555    2,608    4,754    4,910
                                   -------- -------- -------- --------
Total operating expenses             5,546    4,506   10,942    9,667

Operating income                     1,407    2,274    3,131    3,858

Other income (expense)
   Interest income                      20       31       41       88
   Interest expense                     (4)      (4)     (16)      (1)
   Foreign currency gain (loss)         81      (34)     104       11
   Other income                        -0-    3,791      -0-    3,791
                                   -------- -------- -------- --------
Total other income                      97    3,784      129    3,889

Income before tax expense            1,504    6,058    3,260    7,747

Income tax expense                     698    2,173    1,345    2,587
                                   -------- -------- -------- --------

Net income                            $806   $3,885   $1,915   $5,160
                                   ======== ======== ======== ========
Net income per share of Common Stock:
   Basic                             $0.10    $0.48    $0.24    $0.63
   Diluted                           $0.10    $0.46    $0.23    $0.62

No. of shares used in per share
 calculation:
   Basic                             7,960    8,143    7,997    8,194
   Diluted                           8,268    8,379    8,308    8,381

EBITDA                              $2,932   $7,393   $6,097  $10,349



             GAAP Reconciliation of Net Income to EBITDA
                            (In thousands)

                                        Three Months     Six Months
                                        (unaudited)     (unaudited)
                                       Ended June 30   Ended June 30
                                      --------------- ----------------
                                        2004    2003    2004     2003
                                      ------- ------- ------- --------
Net income                              $806  $3,885  $1,915   $5,160
Add back:
Depreciation and amortization          1,424   1,331   2,821    2,601
Interest expense                           4       4      16        1
Tax expense                              698   2,173   1,345    2,587
                                      ------- ------- ------- --------
EBITDA                                $2,932  $7,393  $6,097  $10,349
                                      ======= ======= ======= ========


                Condensed Consolidated Balance Sheets
                            (In thousands)

                                                   June 30,   Dec. 31,
                                                     2004       2003
                                                  (unaudited)
                                                 ------------ --------
ASSETS
  Current assets                                     $20,618  $23,367
  Non-current assets                                  38,696   36,350
                                                 ------------ --------
Total assets                                         $59,314  $59,717
                                                 ============ ========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                                 $5,500   $7,621
  Non-current liabilities                              8,800    6,404
  Shareholders' equity                                45,014   45,692
                                                 ------------ --------
Total liabilities and shareholders' equity           $59,314  $59,717
                                                 ============ ========


               Condensed Consolidated Statements of Cash Flows
                               (in thousands)

                                          Six Months (unaudited)
                                              Ended June 30
                                          ----------------------------
                                                 2004            2003
---------------------------------------   ------------  --------------

Net cash provided by operating activities      $4,807          $7,481
Net cash used in investing activities          (5,523)         (6,433)
Net cash used in financing activities            (981)           (368)
                                          ------------  --------------
Increase/decrease in cash and cash
 equivalents                                   (1,697)            680
Currency translation adjustments                 (227)            564
Cash and cash equivalents at beginning of
 period                                         9,629           8,039
                                          ------------  --------------
Cash and cash equivalents at end of
 period                                        $7,705          $9,283
                                          ============  ==============


    CONTACT: Embrex Inc.
             Ellen T. Moore, 919-314-2561